Exhibit 99.1

TENNECO NAMES JASON HOLLAR CHIEF FINANCIAL OFFICER

Lake Forest, IL, May 18, 2018 – Tenneco Inc. (NYSE: TEN) announced that its board of directors has appointed Jason Hollar as chief financial officer, effective July 1, 2018. He will succeed Ken Trammell, executive vice president, as part of a planned succession. With the announced Federal-Mogul transaction, Trammell will extend his retirement date, and step down as chief financial officer but continue in a broader leadership role on the transaction through closing and preparation for the separation into two new stand-alone companies.

“On behalf of the entire Tenneco team, I thank Ken for his service and his many contributions during his 22-year career with Tenneco. He has served as Tenneco’s chief financial officer since 2003, playing a key leadership role during a long span of growth and transformation in the business,” said Brian Kesseler, chief executive officer. “Ken’s tremendous experience and deep expertise will help ensure a successful closing and the subsequent launch of two new companies.”

“I look forward to working with Jason in his new role as CFO,” added Kesseler. “Since joining Tenneco, his leadership and skills have expanded the capabilities of our global finance function, at a time when we have the opportunity to accelerate growth and create greater shareholder value.”

Hollar joined Tenneco in 2017 as senior vice president, finance, having previously served as chief financial officer for Sears Holding Corporation. Prior to Sears, Jason worked with both Delphi Automotive and Navistar in a number of senior finance roles. His experience includes serving as Delphi’s corporate controller and as vice president of finance for Delphi’s powertrain systems division including oversight for the Europe, Middle East and Africa region. At Navistar, he held positions of increasing responsibility including in the company’s engine group, South America operations, corporate financial planning and analysis and as chief financial officer for Navistar’s military/defense subsidiary.

About Tenneco

Tenneco is a $9.3 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 32,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of ride performance and clean air products and systems for automotive and commercial vehicle original equipment markets and the aftermarket. Tenneco’s principal brand names are Monroe®, Walker®, XNOx™ and Clevite®Elastomers.

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Contacts:
Bill Dawson Media inquiries 847 482-5807 bdawson@tenneco.com	Linae Golla Investor inquiries 847 482-5162 lgolla@tenneco.com